Exhibit 99.1.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in the proxy statement/prospectus.

The following unaudited pro forma combined financial information presents the combination of the financial information of FLAG and Calidi, adjusted to give effect to the Business Combination and related Transactions. The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma combined balance sheet as of June 30, 2023, is presented as if the merger had occurred on June 30, 2023. The unaudited pro forma combined statements of operations for the six months ended June 30, 2023, and the year ended December 31, 2022, give effect to the merger, as if it had been completed on January 1, 2022.

The Merger is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, FLAG is treated as the “accounting acquiree” and Calidi as the “accounting acquirer” for financial reporting purposes. Calidi was determined to be the accounting acquirer primarily because, among other factors, Calidi Stockholders will collectively own a majority of the outstanding shares of New Calidi as of the closing of the Merger, Calidi nominated six of the seven directors on the board of directors as of the closing of the Merger and Calidi’s management will continue to manage and operate New Calidi. Additionally, Calidi’s business will comprise the ongoing operations of New Calidi immediately following the consummation of the Merger. Accordingly, for accounting purposes, the Merger is treated as the equivalent of Calidi issuing shares for the net assets of FLAG, followed by a recapitalization. Accordingly, the consolidated assets, liabilities, and results of operations of Calidi will become the historical financial statements of the combined go-forward company, and FLAG’s assets, liabilities and results of operations will be consolidated with Calidi beginning on the acquisition date.

Calidi and FLAG have not had any historical relationships prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies. The unaudited pro forma combined statement of operations does not include the effects of the costs associated with any integration or restructuring activities resulting from the Merger, as they are nonrecurring in nature. In addition, the unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger. However, the unaudited pro forma combined balance sheet includes a pro forma adjustment to reduce cash and shareholders’ equity to reflect the payment of certain anticipated merger costs.

The historical financial information of FLAG was derived from the unaudited condensed financial statements of FLAG as of and for the six months ended June 30, 2023 filed on Form 10-Q with the SEC on August 21, 2023, and from the audited financial statements of FLAG as of and for the year ended December 31, 2022, filed on Form 10-K with the SEC on March 31, 2023. The historical financial information of Calidi was derived from the unaudited condensed consolidated financial statements of Calidi as of and for the six months ended June 30, 2023, and from the audited consolidated financial statements of Calidi as of and for the year ended December 31, 2022, included in the proxy statement/prospectus. This information should be read together with FLAG’s and Calidi’s audited consolidated financial statements and related notes, the sections titled “FLAG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the filings above, and “Calidi’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Form 8-K.

These unaudited pro forma combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Merger and related Transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the notes. Actual results may differ materially from the assumptions within this unaudited pro forma combined financial information. New Calidi will incur additional costs after the Merger in order to satisfy its obligations as an SEC-reporting public company.

The Business Combination and Related Transactions

On September 12, 2023, First Light Acquisition Group, Inc., a Delaware corporation (“FLAG”) consummated a series of transactions that resulted in the merger of FLAG Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of FLAG (“Merger Sub”) and Calidi Biotherapeutics, Inc., a Nevada corporation (“Calidi”) pursuant to the Agreement and Plan of Merger (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Merger Agreement”) dated as of January 9, 2023 by and among FLAG, Calidi, First Light Acquisition Group, LLC, in the capacity as representative for the stockholders of FLAG (the “Sponsor” or the “Purchaser Representative”) and Allan Camaisa, in the capacity as representative of the stockholders of Calidi (“Seller Representative”). On August 28, 2023, FLAG held the Special Meeting, at which meeting the FLAG stockholders considered and adopted, among other matters, a proposal to approve the business combination. Pursuant to the terms of the Merger Agreement, the business combination was effected through the merger of Merger Sub with and into Calidi, with Calidi surviving such merger as a wholly-owned subsidiary of FLAG (the “Merger,” and the transactions contemplated by the Merger Agreement, the “Business Combination”). Following the consummation of the Business Combination, FLAG was renamed “Calidi Biotherapeutics, Inc.”

As a result of the Business Combination, all outstanding stock of Calidi were cancelled in exchange for the right to receive newly issued shares of Common Stock of New Calidi, par value $0.0001 per share (“Common Stock”), and all outstanding options to purchase Calidi stock were exchanged for options exercisable for newly issued shares of New Calidi Common Stock.

The total consideration received by Calidi Security Holders at the Closing of the transactions by the Merger Agreement is the newly issued shares of Common Stock and securities convertible or exchangeable for newly issued shares of Common Stock with an aggregate value equal $250,000,000, plus an adjustment of $23,756,000 pursuant to the net debt adjustment provisions of the Merger Agreement by reason of the Series B Financing (the “Merger Consideration”), with each Calidi Stockholder receiving for each share of Calidi Common Stock held (after giving effect to the exchange or conversion of all outstanding Calidi Preferred Stock for shares of Calidi Common Stock and treating all vested in-the-money Calidi Convertible Securities (including, on a net exercise basis, all outstanding Calidi warrants and vested qualified Calidi Options but excluding all vested non-qualified stock options) as if such securities had been exercised as of immediately prior to the Merger, but excluding all unvested Calidi Options and any treasury stock) a number of shares of Common Stock equal to a conversion ratio of approximately 0.41. As a result, the Calidi Security Holders received an aggregate of 27,375,600 shares of newly issued Common Stock as Merger Consideration.

As an additional consideration, each Calidi Stockholder is entitled to earn, on a pro rata basis, up to 18,000,000 Escalation Shares. During the Escalation Period, Calidi Stockholders may be entitled to receive up to 18,000,000 Escalation Shares with incremental releases of 4,500,000 shares upon the achievement of each share price hurdle if the trading price of Common Stock is $12.00, $14.00, $16.00 and $18.00, respectively, for a period of any 20 days within any 30-consecutive-day trading period. The Escalation Shares will be placed in escrow and will be outstanding from and after the Closing, subject to cancellation if the applicable price targets are not achieved. While in escrow, the shares will be non-voting.

Holders of FLAG Class A Common Stock who did not redeem their shares obtained 85,849 additional Non-Redeeming Continuation Shares issued at the Closing. Upon the consummation of the Business Combination, 2,687,351 FLAG public shares were redeemed for aggregate redemption payments of approximately $28.2 million from the Trust. The remaining approximate $15.0 million funds in the Trust were distributed as follows: i) $12.5 million to the Seller investors pursuant to the Forward Purchase Agreements and Non-Redemption Agreements discussed above, ii) $1.8 million to Calidi in connection with the Non-Redemption Agreements discussed above, and iii) $0.7 million in cash to Calidi available in the Trust from non-redeeming shareholders discussed below. The Escalation Shares and the Non-Redeeming Continuation Shares are determined to be equity classified.

The unaudited pro forma combined financial information contained herein does not account for the assumption by New Calidi at the Closing of unvested Calidi Stock Options or vested Non-Qualified Stock Options or future issuances of shares of Common Stock upon exercise thereof.

Forward Purchase Agreement

On August 28, 2023, and August 29, 2023, FLAG and Calidi entered into a forward purchase agreements (each a “Forward Purchase Agreement”, and together, the “Forward Purchase Agreement”) with each of Meteora Strategic Capital, LLC (“MSC”), Meteora Capital Partners, LP (“MCP”), Meteora Select Trading Opportunities Master, LP (“MSTO”), Great Point Capital LLC (“Great Point”), Funicular Funds, LP (“Funicular Funds”) and Marybeth Wootton (“Wootton”) (with each of MSC, MCP, MSTO, Great Point, Funicular, and Wootton, individually a “Seller”, and together, the “Sellers”) for an OTC Equity Prepaid Forward Transaction. For purposes of the Forward Purchase Agreement, FLAG is referred to as the “Counterparty” prior to the consummation of the Business Combination), while Calidi is referred to as the “Counterparty” after the consummation of the Business Combination. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Forward Purchase Agreement.

Pursuant to the terms of the Forward Purchase Agreements, each Sellers intends, but is not obligated, to purchase up to a number of shares of Class A Common Stock, par value $0.0001 per share, of FLAG (“FLAG Class A Common Stock”) in the aggregate amount equal to up to 1,000,000, concurrently with the Closing pursuant to each Seller’s respective FPA Funding Amount PIPE Subscription Agreement, less, the number of FLAG Class A Common Stock purchased by each Seller separately from third parties through a broker in the open market (“Recycled Shares”).

The Forward Purchase Agreements provide that Sellers will be paid directly an aggregate cash amount (the “Prepayment Amount”) equal to the product of (i) the Number of Shares as set forth in each Pricing Date Notice and (ii) the redemption price per share as defined in Section 9.2(a) of FLAG’s Amended and Restated Certificate of Incorporation, as amended (the “Initial Price”) less (iii) an amount in USD equal to 0.50% of the product of (i) the Recycled Shares multiplied by (ii) the Initial Price paid by Seller to Counterparty on the Prepayment Date (which amount shall be netted from the Prepayment Amount) (the “Prepayment Shortfall”).

The Counterparty will pay to Seller the Prepayment Amount required under the respective Forward Purchase Agreement directly from the Counterparty’s Trust Account maintained by Continental Stock Transfer and Trust Company holding the net proceeds of the sale of the units in the Counterparty’s initial public offering and the sale of private placement warrants (the “Trust Account”) no later than the earlier of (a) one business day after the Closing Date and (b) the date any assets from the Trust Account are disbursed in connection with the Business Combination, except that to the extent the Prepayment Amount payable to a Seller is to be paid from the purchase of Additional Shares by such Seller pursuant to the terms of its FPA Funding Amount PIPE Subscription Agreement, such amount will be netted against such proceeds, with such Seller being able to reduce the purchase price for the Additional Shares by the Prepayment Amount. For the avoidance of doubt, any Additional Shares purchased by a Seller will be included in the Number of Shares for its respective Forward Purchase Agreement for all purposes, including for determining the Prepayment Amount.

Following the Closing, the reset price (the “Reset Price”) will initially be $10.00; provided, however, that the Reset Price may be reduced immediately to any lower price at which the Counterparty sells, issues or grants any FLAG Class A Common Stock or securities convertible or exchangeable into FLAG Class A Common Stock (excluding any secondary transfers) (a “Dilutive Offering”), then the Reset Price shall be modified to equal such reduced price as of such date.

From time to time and on any date following the Trade Date (any such date, an “OET Date”), Seller may, in its absolute discretion, terminate its Forward Purchase Agreement in whole or in part by providing written notice to the Counterparty (the “OET Notice”), by the later of (a) the fifth Local Business Day following the OET Date and (b) no later than the next Payment Date following the OET Date (which shall specify the quantity by which the Number of Shares shall be reduced (such quantity, the “Terminated Shares”)); provided that “Terminated Shares” includes only such quantity of Shares by which the Number of Shares is to be reduced and included in an OET Notice and does not include any other Share sales, Shortfall Sale Shares or sales of Shares that are designated as Shortfall Sales (which designation can be made only up to the amount of Shortfall Sale Proceeds), any Share Consideration sales or any other Shares, whether or not sold, which shares will not be included in any OET Notice when calculating the number of Terminated Shares. The effect of an OET Notice shall be to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, the Counterparty shall be entitled to an amount from the Seller, and the Seller shall pay to the Counterparty an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price in respect of such OET Date, except that no such amount will be due to Counterparty upon any Shortfall Sale. The payment date may be changed within a quarter at the mutual agreement of the parties.

From time to time and on any date following the Trade Date (any such date, a “Shortfall Sale Date”) Seller may, in its absolute discretion, at any sales price, sell Shortfall Sale Shares, and in connection with such sales, Seller shall provide written notice to Counterparty (the “Shortfall Sale Notice”) no later than the later of (a) the fifth Local Business Day following the Shortfall Sales Date and (b) the first Payment Date after the Shortfall Sales Date, specifying the quantity of the Shortfall Sale Shares and the allocation of the Shortfall Sale Proceeds. Seller shall not have any Early Termination Obligation in connection with any Shortfall Sales. The Counterparty covenants and agrees for a period of at least sixty (60) Local Business Days (commencing on the Prepayment Date or if an earlier Registration Request is submitted by Seller on the Registration Statement Effective Date) not to issue, sell or offer or agree to sell any Shares, or securities or debt that is convertible, exercisable or exchangeable into Shares, including under any existing or future equity line of credit, until the Shortfall Sales equal the Prepayment Shortfall.

Unless and until the proceeds from Shortfall Sales equal 100% of the Prepayment Shortfall, in the event that the product of (x) the difference between (i) the number of Shares as specified in the Pricing Date Notice(s), less (ii) any Shortfall Sale Shares as of such measurement time, multiplied by (y) the VWAP Price, is less than (z) the difference between (i) the Prepayment Shortfall, less (ii) the proceeds from Shortfall Sales as of such measurement time (the “Shortfall Variance”), then the Counterparty, as liquidated damages in respect of such Shortfall Variance, at its option shall within five (5) Local Business Days either:

(A) Pay in cash an amount equal to the Shortfall Variance; or

(B) Issue and deliver to Seller such number of additional Shares that are equal to (1) the Shortfall Variance, divided by (2) 90% of the VWAP Price (the “Shortfall Variance Shares”).

The valuation date will be the earliest to occur of (a) 36 months after of the Closing Date, (b) the date specified by a Seller in a written notice to be delivered to the Counterparty at a Seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of any of (v) a Shortfall Variance Registration Failure, (w) a VWAP Trigger Event (x) a Delisting Event, (y) a Registration Failure or (z) unless otherwise specified therein, upon any Additional Termination Event and (c) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s sole discretion (which Valuation Date shall not be earlier than the day such notice is effective) (the “Valuation Date”).

On the Cash Settlement Payment Date, which is the tenth business day following the last day of the valuation period commencing on the Valuation Date, a Seller shall pay the Counterparty a cash amount equal to either: (1) in the event that the Valuation Date is determined by clause (c) of the Valuation Date definition, a cash amount equal to (A) the Number of Shares as of the Valuation Date, multiplied by (2) the closing price of the Shares on the Exchange Business Day immediately preceding the Valuation Date, or (2) (A) the Number of Shares as of the Valuation Date less the number of Unregistered Shares, multiplied by (B) the volume-weighted daily VWAP Price over the Valuation Period less (3) if the Settlement Amount Adjustment is less than the cash amount to be paid, the Settlement Amount Adjustment. The Settlement Amount Adjustment is equal to (1) the Maximum Number of Shares as of the Valuation Date multiplied by (2) $2.00 per share, and the Settlement Amount Adjustment will be automatically netted from the Settlement Amount. If the Settlement Amount Adjustment exceeds the Settlement Amount, the Counterparty will pay the Seller in FLAG Class A Common Stock or, at the Counterparty’s election, in cash.

Seller has agreed to waive any redemption rights under FLAG’s Amended and Restated Certificate of Incorporation, as amended, with respect to any FLAG Class A Common Stock purchased through the FPA Funding Amount PIPE Subscription Agreement and any Recycled Shares in connection with the Business Combination, that would require redemption by FLAG of the Class A Common Stock. Such waiver may reduce the number of FLAG Class A Common Stock redeemed in connection with the Business Combination, and such reduction could alter the perception of the potential strength of the Business Combination. The Forward Purchase Agreement has been structured, and all activity in connection with such agreement has been undertaken, to comply with the requirements of all tender offer regulations applicable to the Business Combination, including Rule 14e-5 under the Securities Exchange Act of 1934, as amended.

During the 36-month term of the Forward Purchase Agreement, if the Sellers liquidate the 1,000,000 shares in the market above $10.00 per share, then Calidi will be entitled to receive up to $10.0 million in cash from the Sellers pursuant to the Forward Purchase Agreement. If the Sellers liquidate the shares below $10.00 per share, then Calidi will be entitled to the price sold, less $2.00 per share, from the Sellers. No proceeds will be available to Calidi if the Forward Purchase Agreement shares are sold below $2.00 per share. The Forward Purchase Agreement may be terminated earlier by the Sellers if certain default events occur, including the stock price trading below defined thresholds for a defined period of time. In no event will Calidi be obligated to pay cash to the Sellers during the term of the Forward Purchase Agreement or at its expiration.

There can be no assurance that any proceeds from the Sellers will be made to Calidi under the Forward Purchase Agreement.

FPA Funding Amount PIPE Subscription Agreement

On August 28, 2023 and August 30, 2023, FLAG entered into a subscription agreements (the “FPA Funding Amount PIPE Subscription Agreements”) with the Sellers. Pursuant to the FPA Funding PIPE Subscription Agreement, the FPA Funding PIPE Subscriber agreed to subscribe for and purchase, and FLAG agreed to issue and sell to the FPA Funding PIPE Subscriber, on the Closing Date, an aggregate number of shares of FLAG Class A Common Stock equal to the Maximum Number of Shares, less the Recycled Shares in connection with the Forward Purchase Agreement.

New Money PIPE Subscription Agreement

On August 30, 2023, FLAG entered into a subscription agreement (the “New Money PIPE Subscription Agreement” and together with the FPA Funding Amount PIPE Subscription Agreements, the “PIPE Subscription Agreements”) with Wootton (the “New Money PIPE Investor”).

Pursuant to the New Money PIPE Subscription Agreement, the New Money PIPE Subscriber agreed to subscribe for and purchase an aggregate of 132,817 shares of FLAG Class A Common Stock for aggregate gross proceeds of approximately $240,000 to Calidi at the Closing.

The New Money Pipe Subscriber had also participated in the Series B Financing of Calidi Cure that was completed as of the consummation of the Business Combination with aggregate proceeds of $360,000 to Calidi.

Non-Redemption Agreement

On August 28, 2023 and August 30, 2023, FLAG entered into non-redemption agreements (the “Non-Redemption Agreements”) with Sellers, pursuant to which Sellers agreed to reverse the redemption of 335,238 shares of FLAG Class A Common Stock.

At the Closing, Calidi received net cash proceeds from the Trust of approximately $1,760,000 in connection with the Non-Redemption Agreements. In consideration of the Seller’s role in structuring the various transactions described herein, including in connection with potential similar transactions with other investors, the Seller was entitled to 200,000 incentive shares of FLAG Class A Common Stock upon consummation of the Business Combination.

All of the Sellers had also participated in the Series B Financing of Calidi Cure that was completed as of the consummation of the Business Combination with aggregate proceeds of $2,640,000 to Calidi.

Equity Line of Credit

On September 12, 2023, FLAG and Calidi intend to execute a Common Stock Purchase Agreement (also referred to as the equity line of credit or “ELOC”) with a Common Stock Investor shortly after the Closing, pursuant to which Calidi has the right to sell to the Common Stock Investor up to $50,000,000 in shares of Class A Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement, including a registration statement to be declared effective by the SEC before the ELOC is available for use, if needed. New Calidi is committed to issuing Class A shares of common stock to the Common Stock Investor in an aggregate amount equal to $1,375,000, representing the Commitment Shares pursuant to the ELOC for the total commitment of up to $50 million by the Common Stock Investor.

After giving effect to the Business Combination transaction and the issuance of the Merger Consideration described above, there are 35,906,523 shares of our Common Stock issued and outstanding.

The following summarizes the pro forma Common Stock:

	Class A Common Stock	%
Stockholders
Calidi Stockholders(1)	27,375,600	76.3%
FLAG Non-Redeeming Public Stockholders(2)	85,849	0.2%
FLAG Non-Redeeming Continuation Shares(2)	85,849	0.2%
Founder Shares(3)	5,527,094	15.4%
Shares issued to Calidi debt holders for settlement of debt(4)	387,820	1.1%
Non-Redemption and PIPE Agreement Investor Shares(5)	1,306,811	3.6%
Forward Purchase Agreement Shares(6)	1,000,000	2.8%
ELOC Commitment Shares(7)	137,500	0.4%

Total shares of common stock outstanding at Closing of the Business Combination	35,906,523	100.0%

(1)

The total consideration received by Calidi Security Holders at the Closing of the transactions contemplated by the Merger Agreement is the newly issued shares of Common Stock and securities convertible or exchangeable for newly issued shares of Common Stock with an aggregate value equal $250,000,000, plus an adjustment of $23,756,000 pursuant to the net debt adjustment provisions of the Merger Agreement by reason of the Series B Financing (the “Merger Consideration”), with each Calidi Stockholder receiving for each share of Calidi Common Stock held (after giving effect to the exchange or conversion of all outstanding Calidi Preferred Stock for shares of Calidi Common Stock and treating all vested in-the-money Calidi Convertible Securities (including, on a net exercise basis, all vested qualified Calidi Options but excluding all vested non-qualified stock options) as if such securities had been exercised as of immediately prior to the Merger, but excluding all unvested Calidi Options and any treasury stock), and after giving effect for a number of shares of Common Stock equal to a conversion ratio of approximately 0.41. As a result, the Calidi Security Holders received an aggregate of 27,375,600 shares of newly issued Common Stock as Merger Consideration.

(2)

Represents 85,849 Non-Redeeming FLAG Class A Common Stock who did not redeem their shares at the redemption deadline and an additional 85,849 Non-Redeeming Continuation Shares issued to those shareholders.

(3)

Represents 1,982,505 founder shares held by the Sponsor, 653,657 founder shares held by Metric and 2,890,932 founder shares that have been transferred to third party investors (which includes 514,968 founder shares transferred to investors in connection with the Series B Financing).

(4)	Represents shares issued to settle certain Calidi term notes payable, see Adjustment I.2.
(5)	Represents:

(i) 132,817 additional shares issued to a PIPE Investor.

(ii) 973,994 shares held by or issued to Non-Redemption and FPA Investors.

(iii) 200,000 incentive shares issued to an FPA Investor.

(6)	Represents 1,000,000 shares issued to or held by the investors pursuant to the Forward Purchase Agreements discussed above.
(7)	Represents the commitment fee, payable in the form of shares, to the Common Stock Investor in connection with the Common Stock Investment for a total commitment of $50.0 million.

The following unaudited pro forma combined balance sheet as of June 30, 2023 and the unaudited pro forma combined statements of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 are based on the historical financial statements of FLAG and Calidi. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the unaudited pro forma adjustments are described in these notes. Actual results may differ materially from the assumptions used to present this unaudited pro forma combined financial information.

Unaudited Pro Forma Combined Balance Sheet

June 30, 2023

(in thousands, except share data)

	As of June 30, 2023		Transaction Accounting Adjustments		As of June 30, 2023
	Calidi (Historical)	FLAG (Historical)			Pro Forma Combined
Assets
Current assets:
Cash	$1,918	$670	$19,500	D	14,859
			652	E4
			(6,644	) G
			(1,112	) H
			(170	) N
			(1,955	) I.1
			2,000	Q
Due from related party	—	1	—		1
Prepaid expenses and other current assets	890	125	—		1,015

Total current assets	2,808	796	12,271		15,875
Machinery and equipment, net	1,156	—	—		1,156
Operating lease right-of-use assets, net	4,576	—	—		4,576
Deferred financing costs and other noncurrent assets	1,639	—	(1,452	) H	1,562
			1,375	P
Marketable securities held in trust account	—	43,214	(28,225	) E1	—
			(12,479	) E2
			142	E3
			(2,652	) E4
Forward purchase units asset	—	—	5,380	R1	5,380

Total assets	$10,179	$44,010	$(25,640)		$28,549

Liabilities, convertible preferred stock and stockholders’ (deficit) equity Current liabilities:
Accounts payable	$583	$487	$(487	) G	$583
Related party accounts payable	94	—	—		94
Accrued expenses and other current liabilities	6,735	5,788	1,590	G	5,938
			(6,457	) G
			1,248	H
			(1,112	) H
			228	J
			(880	) I.1
			(705	) I.2
			(497	) F
Related party accrued expenses and other current liabilities	160	—	—		160
Accrued interest payable	—	144	—		144
Legal settlement liability	520	—	(520	) I.1	—
Loans payable, net of issuance costs	1,000	—	—		1,000
Term notes payable, net of discount, including accrued interest	1,791	—	(300	) I.1	1,491
Related party term notes payable, net of discount, including accrued interest	4,102	—	170	N	146
			(170	) N
			(2,036	) I.2
			(1,920	) F
Promissory notes - related parties, net of debt discount	—	1,490	(255	) I.1	—
			(575	) H
			(660	) O
Contingent interest liability	—	273	(273	) O	—
Related party convertible notes payable, including accrued interest	842	—	(842	) B.3	—
Related party contingently convertible notes payable, including contingently issuable warrants, at fair value	1,629	—	(1,629	) B.4	—
Simple agreements for future equity (SAFE), at fair value	29,435	—	(29,435	) B.5
Related party SAFE, at fair value	5,082	—	(5,082	) B.5	—

	Calidi (Historical)	FLAG (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Related party Series B preferred stock liability, at fair value	7,632	—	19,500	D	—
			(27,132	) B.2
Finance lease liability, current	70	—	—		70
Operating lease right-of-use liability, current	956	—	—		956

Total current liabilities	60,631	8,182	(58,231)		10,582
Operating lease right-of-use liability, noncurrent	$3,546	$—	$—		$3,546
Finance lease liability, noncurrent	110	—	—		110
Warrant liability	—	1,937	—		1,937
Forward purchase unit liability	—	2,646	(2,646	) S	—
Other current liabilities	—	—	497	F	497
Related party term notes payable, net of discount, including accrued interest, noncurrent	—	—	1,920	F	1,920

Total liabilities	$64,287	$12,765	(58,460)		$18,592

Founders convertible preferred stock, $0.0001 par value, 10,500 shares authorized; 10,402 shares issued and outstanding as of June 30, 2023; liquidation preference of $2,080 as of June 30, 2023; none issued and outstanding on a pro forma basis	1,354	—	(1,354	) B.1	—
Series A-1 convertible preferred stock, $0.0001 par value, 5,000 shares authorized as of June 30, 2023; 4,316 shares issued and outstanding as of June 30, 2023; liquidation preference of $4,316 as of June 30, 2023; none issued and outstanding on a pro forma basis	3,871	—	(3,871	) B.1	—
Series A-2 convertible preferred stock, $0.0001 par value, 4,000 shares authorized as of June 30, 2023; 2,545 shares issued and outstanding as of June 30, 2023; liquidation preference of $4,454 as of June 30, 2023; none issued and outstanding on a pro forma basis	4,376	—	(4,376	) B.1	—
Class A common stock subject to possible redemption, 23,000,000 shares issued and 4,128,024 outstanding as of June 30, 2023, at redemption value	—	43,214	(28,225	) E1	—
			(12,479	) E2
			142	E3
			(2,652	) E4
Stockholders’ (deficit) equity
New Calidi Class A common stock, $0.0001 par value; 300,000,000 shares authorized; 35,906,523 issued and outstanding	—	—	3	B.6	3
Class A common stock, $0.0001 par value; 300,000,000 shares authorized; none issued and outstanding (excluding 4,128,024 shares subject to possible redemption as of June 30, 2023)	—	—	—	B.6	—
Class B common stock, $0.0001 par value; 30,000,000 share authorized; 5,750,000 shares issued and outstanding	—	1	(1	) B.6	—
Common stock, $0.0001 par value, 120,000,000 shares authorized; 21,153,811 shares issued and outstanding as of June 30, 2023	2	—	(2	) B.6	—
Additional paid-in capital	25,625	183	(12,153	) A	103,433
			73,721	B.6
			—	C
			2,575	D2
			(2,575	) D2
			652	E4
			300	G
			(2,125	) H
			155	K
			2,741	I.2
			933	O
			1,375	P
			2,000	Q
			5,380	R.1
			2,000	R.2
			2,646	S

	Calidi (Historical)	FLAG (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Accumulated deficit	(89,319)	(12,153)	12,153	A	(93,462)
			(1,590	) G
			(228	) J
			(155	) K
			(170	) N
			(2,000	) R.2

Total stockholders’ (deficit) equity	(63,709)	(11,969)	85,635		9,957

Total liabilities, convertible preferred stock, equity and stockholders’ (deficit)	$10,179	$44,010	$(25,640)		$28,549

Unaudited Pro Forma Combined Statement of Operations

For the Six Months Ended June 30, 2023

(in thousands, except per share and share amounts)

	Six Months Ended June 30, 2023				Six Months Ended June 30, 2023
	Calidi (Historical)	FLAG (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Service revenues	$—	$—	$—		$—
Operating expenses
Cost of revenue	—	—	—		—
Research and development	(5,799)	—	(37	) J	(5,836)
General and administrative	(6,152)	—	(39	) J	(6,191)
Operating costs	—	(3,525)	—		(3,525)

Total operating expenses	$(11,951)	$(3,525)	$(76)		$(15,552)

Loss from operations	$(11,951)	$(3,525)	$(76)		$(15,552)

Other income (expense), net:
Interest expense	(165)	—	(711	) N	(876)
Interest expense – related party	(358)	—	—		(358)
Series B preferred stock financing costs – related party	(2,680)	—	2,680	L	—
Change in fair value of debt and other liabilities	(2,100)	—	2,100	L	—
Change in fair value of debt and other liabilities – related party	(3,260)	—	3,260	L	—
Grant income	1,580	—	—		1,580
Other expense, net	(21)	—	—		(21)
Change in fair value of warrant liability	—	(1,192)	—		(1,192)
Change in fair value of forward purchase unit liability	—	(2,319)	2,319	S	—
Change in fair value of contingent interest liability	—	(241)	—		(241)
Earnings on marketable securities held in Trust Account	—	919	(919	) M	—
Unrealized gain on marketable securities held in Trust Account	—	41	(41	) M	—
Amortization of debt discount	—	(33)	—		(33)

Loss before income taxes	(18,955)	(6,350)	8,612		(16,693)
Income tax provision	(8)	(143)	—		(151)

Net loss	$(18,963)	$(6,493)	$8,612		$(16,844)
Net loss attributable to common shareholders	$(18,963)	$(6,493)	$8,612		$(16,844)
Basic and diluted net loss per share, redeemable Class A common stock	—	$(0.55)	—		—
Weighted average shares outstanding of redeemable Class A common stock	—	4,128,024	—		—
Basic and diluted net loss per share, non-redeemable Class B common stock	—	$(0.73)	—		—
Weighted average shares outstanding of non-redeemable Class B common stock	—	5,750,000	—		—
Net loss per share attributable to common stockholders – basic and diluted	$(0.91)	—	—		$(0.47)
Weighted average common shares outstanding – basic and diluted	20,940,478	—	14,966,045	B,E	35,906,523

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2022

(in thousands, except per share and share amounts)

	Year Ended December 31, 2022				Year Ended December 31, 2022
	Calidi (Historical)	FLAG (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Service revenues	$45	$—	$—		$45
Operating expenses
Cost of revenues	(14)	—	—		(14)
Research and development	(7,257)	—	(75	) J	(7,332)
General and administrative	(15,902)	—	(1,590	) G	(17,724)
			(77	) J
			(155	) K
Operating costs	—	(4,670)	—		(4,670)

Total operating expenses	$(23,173)	$(4,670)	$(1,897)		$(29,740)

Loss from operations	$(23,128)	$(4,670)	$(1,897)		$(29,695)

Other income (expense), net:
Interest expense	$(42)	$—	$(1,773	) N	$(1,815)
Interest expense – related party	(116)	—	—		(116)
Change in fair value of debt and SAFE instruments	(1,887)	—	1,887	L	—
Change in fair value of debt and SAFE instruments – related party	(238)	—	227	L	(11)
Other expenses, net	(5)	—	—		(5)
Change in fair value of warrant liability	—	6,724	—		6,724
Change in fair value of forward purchase units	—	195	(195	) S	—
Earnings on marketable securities held in Trust Account	—	1,628	(1,628	) M	—
Finance costs related to forward purchase agreement	—	—	(2,000	) R.2	(2,000)

Income (loss) before income taxes	(25,416)	3,877	(5,379)		(26,918)
Income tax provision	(11)	(347)	—		(358)

Net income (loss)	$(25,427)	$3,530	$(5,379)		$(27,276)
Net income (loss) attributable to common shareholders	$(25,427)	$3,530	$(5,379)		$(27,276)
Basic and diluted net income per share, redeemable Class A common stock	—	$0.18	—		—
Weighted average shares outstanding of redeemable Class A common stock	—	17,674,483	—		—
Basic and diluted net income per share, non-redeemable Class B common stock	—	$0.05	—		—
Weighted average shares outstanding of non-redeemable Class B common stock	—	5,750,000	—		—
Net loss per share attributable to common stockholders – basic and diluted	$(1.24)	—	—		$(0.76)
Weighted average common shares outstanding – basic and diluted	20,432,820	—	15,473,703	B,E	35,906,523

NOTES TO THE UNAUDITED PRO FORMA COMBINED

FINANCIAL INFORMATION

1. Description of Transaction

On September 12, 2023, First Light Acquisition Group, Inc., a Delaware corporation (“FLAG”) consummated a series of transactions that resulted in the merger of FLAG Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of FLAG (“Merger Sub”) and Calidi Biotherapeutics, Inc., a Nevada corporation (“Calidi”) pursuant to the Agreement and Plan of Merger (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Merger Agreement”) dated as of January 9, 2023 by and among FLAG, Calidi, First Light Acquisition Group, LLC, in the capacity as representative for the stockholders of FLAG (the “Sponsor” or the “Purchaser Representative”) and Allan Camaisa, in the capacity as representative of the stockholders of Calidi (“Seller Representative”). On August 28, 2023, FLAG held the Special Meeting, at which meeting the FLAG stockholders considered and adopted, among other matters, a proposal to approve the business combination. Pursuant to the terms of the Merger Agreement, the business combination was effected through the merger of Merger Sub with and into Calidi, with Calidi surviving such merger as a wholly-owned subsidiary of FLAG (the “Merger,” and the transactions contemplated by the Merger Agreement, the “Business Combination”). Following the consummation of the Business Combination, FLAG was renamed “Calidi Biotherapeutics, Inc.”

As a result of the Business Combination, all outstanding stock of Calidi were cancelled in exchange for the right to receive newly issued shares of Common Stock of New Calidi, par value $0.0001 per share (“Common Stock”), and all outstanding options to purchase Calidi stock were exchanged for options exercisable for newly issued shares of New Calidi Common Stock.

The total consideration received by Calidi Security Holders at the Closing of the transactions contemplated by the Merger Agreement is the newly issued shares of Common Stock and securities convertible or exchangeable for newly issued shares of Common Stock with an aggregate value equal $250,000,000, plus an adjustment of $23,756,000 pursuant to the net debt adjustment provisions of the Merger Agreement by reason of the Series B Financing (the “Merger Consideration”), with each Calidi Stockholder receiving for each share of Calidi Common Stock held (after giving effect to the exchange or conversion of all outstanding Calidi Preferred Stock for shares of Calidi Common Stock and treating all vested in-the-money Calidi Convertible Securities (including, on a net exercise basis, all vested qualified Calidi Options but excluding all vested non-qualified stock options) as if such securities had been exercised as of immediately prior to the Merger, but excluding all unvested Calidi Options and any treasury stock) a number of shares of Common Stock equal to a conversion ratio of approximately 0.41. As a result, the Calidi Security Holders received an aggregate of 27,375,600 shares of newly issued Common Stock as Merger Consideration.

As an additional consideration, each Calidi Stockholder is entitled to earn, on a pro rata basis, up to 18,000,000 Escalation Shares. During the Escalation Period, Calidi Stockholders may be entitled to receive up to 18,000,000 Escalation Shares with incremental releases of 4,500,000 shares upon the achievement of each share price hurdle if the trading price of Common Stock is $12.00, $14.00, $16.00 and $18.00, respectively, for a period of any 20 days within any 30-consecutive-day trading period. The Escalation Shares will be placed in escrow and will be outstanding from and after the Closing, subject to cancellation if the applicable price targets are not achieved. While in escrow, the shares will be non-voting.

Holders of FLAG Class A Common Stock who did not redeem their shares obtained 85,849 of an additional Non-Redeeming Continuation Shares issued at Closing. Upon the consummation of the Business Combination, 2,687,351 FLAG public shares were redeemed for aggregate redemption payments of approximately $28.2 million. The remaining approximate $15.0 million funds in the Trust were distributed to the Sellers and to New Calidi amounting to $12.5 million and $2.5 million, respectively, in connection with the Non-Redemption, Forward Purchase Agreements, and the cash available form the Trust for non-redeeming shareholders discussed above. The Escalation Shares and the Non-Redeeming Continuation Shares are determined to be equity classified.

The unaudited pro forma combined financial information contained herein does not account for the assumption by New Calidi at the Closing of unvested Calidi Stock Options or vested Non-Qualified Stock Options or future issuances of shares of Common Stock upon exercise thereof.

After giving effect to the Business Combination transaction and the issuance of the Merger Consideration described above, there are 35,906,523 shares of our Common Stock issued and outstanding.

2. Basis of Pro Forma Presentation

The Merger is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, FLAG is treated as the “accounting acquiree” and Calidi as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Merger is treated as the equivalent of Calidi issuing shares for the net assets of FLAG, followed by a recapitalization. The net assets of FLAG will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Calidi.

The unaudited pro forma combined balance sheet as of June 30, 2023 assumes that the Merger and related Transactions occurred on June 30, 2023. The unaudited pro forma combined statements of operations for the six months ended June 30, 2023, and the year ended December 31, 2022 gives pro forma effect to the Merger as if it had been completed on January 1, 2022. These periods are presented on the basis that Calidi is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Merger and related Transactions are based on certain currently available information and certain assumptions and methodologies that FLAG believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. FLAG believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Merger and related Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Merger and related Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Calidi. They should be read in conjunction with the historical financial statements and notes thereto of FLAG and Calidi.

3. Accounting Policies and Reclassifications

Upon consummation of the Merger, management performed a comprehensive review of the two entities’ accounting policies. As a result of the review, management did not identify differences between the accounting policies of the two entities. Based on this analysis, management did not identify any differences that would have a material impact on the unaudited pro forma combined financial information.

4. Pro Forma Adjustments

The unaudited pro forma combined financial information has been prepared to illustrate the effect of the Merger and related Transactions and has been prepared for informational purposes only.

The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

Calidi has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma combined financial information. Therefore, the unaudited pro forma combined statement of operations does not include the effects of the costs associated with any integration or restructuring activities resulting from the merger, as they are nonrecurring in nature. In addition, the unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger. However, the unaudited pro forma combined balance sheet includes a pro forma adjustment to reduce cash and shareholders’ equity to reflect the payment of certain anticipated merger costs. Calidi and FLAG have not had any historical relationships prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Given Calidi’s history of net losses and full valuation allowance on its net deferred tax assets, the pro forma adjustments to the unaudited pro forma combined statements of operations resulted in no income tax adjustment to the pro forma financials.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma combined statement of operations are based upon the number of Calidi’s shares outstanding, assuming the Merger and related Transactions occurred on January 1, 2022.

The unaudited pro forma adjustments included in the unaudited pro forma combined financial information are as follows (amounts in thousands, except share and per share data):

A.	Reflects the recapitalization and elimination of FLAG’s pre-merger accumulated deficit balance.

B.

Reflects the adjustments and conversions as follows: (1) convert aggregate principal value of $9,601 of Calidi Preferred Stock (Founders, Series A-1 and A-2) at an applicable contractual conversion rate of 1.0 or 1.75, as defined in the agreements, (2) convert aggregate principal value of $25,000 ($5,150 funded as of June 30, 2023 with the fair value of $7,632, and additional $19,850 funded before or at the Close of Business Combination) of Calidi Series B Convertible Preferred Stock (see adjustment D) at an applicable contractual conversion rate of $2.55 or $2.83, as defined in the agreements, (3) Calidi convertible notes’ aggregate value of $842 at an applicable contractual conversion rate of either 1.0 or 1.75, as defined in the agreements, (4) Calidi contingently convertible notes aggregate value of $1,629 at a contractual conversion rate of 2.0, and (5) various Calidi SAFE agreements with an aggregate value of $34,517 at applicable contractual conversion rates of $2.0, $2.4, $3.26, $3.62 or $3.73 into the New Calidi Common Stock resulting in, (6) all of the above convertible instruments (1) through (6) converting into Calidi Common Stock immediately before the Closing, which are then converted into New Calidi Common Stock using the final Conversion Ratio of approximately 0.41, resulting in, on a pro rata basis, 27,375,600 shares of FLAG Class A Common Stock issued at par value $0.0001 to Calidi Stockholders, and (7) FLAG Class B Common Stock converting to FLAG Class A Common Stock.

C.

Reflects the equity classified earnout contingent consideration for Calidi Security Holders who are entitled to earn, on a pro rata basis, up to 18,000,000 Escalation Shares, upon the occurrence of an Escalation Achievement Date, as defined in the Merger Agreement, as amended.

D.

Reflects (1) the proceeds of $19,500 (net of financing costs of $350) received from Calidi Series B Convertible Preferred Stock Purchase Agreements (“SPA”) which is funded subsequent to June 30, 2023 at the Closing, and included in adjustment B above. Series B Convertible Preferred Stock is converted into Calidi Common Stock as part of adjustment B; (2) the value of the transferred 257,481 Founder Shares amounting to $2,575, as an incentive to the Series B Preferred Stock at the Closing.

E.	Reflects (1) 2,687,351 shares of FLAG Class A Common Stock redeemed for aggregate redemption payments of approximately $28,225; (2) Trust funds distributed to the Sellers of $12,479 in connection with the Non-Redemption and the Forward Purchase Agreements discussed above; (3) $142 accrued interest in the Trust Account after June 30, 2023 through September 9, 2023; (4) Trust funds distributed to Calidi of $2,652 (including $0.1 million related to transaction costs), of which $2,000 were presented as New Money PIPE, see adjustment Q.

F.

Reflects reclassification of certain term notes payable of $1,920 (including accrued interest) and deferred compensation of $497 to noncurrent due to the certain amendments to the Note Agreements and Settlement Agreements entered into by Calidi in August 2023.

G.

To record FLAG’s $1,590 of estimated transaction costs associated with advisory fees and transactional fees, anticipated to be incurred subsequent to June 30, 2023, in the combined statements of operations for the year ended December 31, 2022. Total FLAG transaction costs of $6,944 (comprised of $487 and $6,457 in accounts payable and accrued expenses and other current liabilities, respectively) that are incurred and anticipated to be incurred, $6,644 of which is expected to be paid from Closing proceeds and $300 of which is expected to be settled with FLAG Founder Shares. Approximately $5,354 of the FLAG transaction costs are incurred and already reflected within the year ended December 31, 2022 and six months ended June 30, 2023 combined statements of operations of FLAG. These costs will not affect the Company’s combined statements of operations and comprehensive loss beyond 12 months after the acquisition date.

H.

To record Calidi’s $1,248 of estimated transaction costs associated with advisory fees and transactional fees, anticipated to be incurred subsequent to June 30, 2023. Total Calidi transaction costs of $2,700 that are incurred and anticipated to be incurred, which is expected to be paid from Closing proceeds or from Calidi’s operating cash as applicable. $300 of the total Calidi transactions costs of $2,700 are due within 180 days of Closing of the Merger. Approximately $1,452 of transaction costs are incurred and already reflected within the six months ended June 30, 2023 balance sheet of Calidi, of which $1,288 were paid as of June 30, 2023 (including $575 paid to FLAG and included in the Promissory notes – related parties, net of debt discount as of June 30, 2023), leaving a balance of $164 included in accrued expenses and other current liabilities as of June 30, 2023. As a result, the total estimated transaction costs to be paid at the Closing of the Merger as shown in this adjustment is $1,112, comprised of $1,248 and $164, less $300, as discussed above. These costs will not affect the Company’s combined statements of operations and comprehensive loss beyond 12 months after the acquisition date.

I.

Reflects (1) the settlement of certain liabilities recorded as of June 30, 2023, that are expected to be settled with cash at or following the Closing for the total of $1,955 consisting of (a) Calidi’s deferred compensation liability of $880, (b) Calidi’s related party legal settlement liability of $520, (c) Calidi’s term notes payable of $300 and (d) FLAG’s promissory note – related parties of $255. See adjustment N for the payment of the accrued interest post June 30, 2023 at the Close of Business Combination, on Calidi’s term notes payable and FLAG’s promissory notes noted above. Reflects (2) the settlement of certain liabilities recorded as of June 30, 2023, that were settled with FLAG Founder Shares and FLAG Private Placement Warrants consisting of (a) Calidi’s deferred compensation liability of $705 and (b) Calidi’s term notes payable of $2,036.

J.

This adjustment reflects new compensation arrangements executed with eleven key executives and employees in connection with the Merger, resulting in a $152 and $76 increase in the compensation within the combined statements of operations for the year ended December 31, 2022 and the six months ended June 30, 2023.

K.

To record the partial acceleration of certain share-based awards for certain individuals in connection with the Merger. The increase in the stock-based compensation expense of $155 is determined in accordance with Accounting Standards Codification (“ASC”) 718, Compensation – Stock Compensation, recorded in the combined statements of operations for the year ended December 31, 2022. These costs will not affect the Company’s combined statements of operations and comprehensive loss beyond 12 months after the acquisition date.

L.

To reverse the change in fair value of debt and SAFE instruments of $1,887 and the change in fair value of debt and SAFE instruments — related party of $227 for the year ended December 31, 2022, and the Series B preferred stock financing costs – related party of $2,680, the change in fair value of debt and other liabilities of $2,100 and the change in fair value of debt and other liabilities – related party of $3,260 for the six months ended June 30, 2023 as the respective convertible instruments would have been converted into common stock as of January 1, 2022 and will not be recurring transactions in the post-merger period.

M.

To reverse the earnings on marketable securities held in the Trust Account of $1,628 for the year ended December 31, 2022 and $919 for the six months ended June 30, 2023, and the unrealized gain on marketable securities held in Trust Account of $41 for the six month ended June 30, 2023 as the respective earnings and unrealized gain will not be recurring in the post-merger period.

N.

Reflects the aggregate interest expense for term loans issued by Calidi and FLAG of $1,773 for the year ended December 31, 2022 and $711 for the six months ended June 30, 2023, as presented on the unaudited pro forma combined statements of operations. This adjustment also reflects the accrued interest expense of $170 for the term loans issued by Calidi and FLAG for the period from July 1, 2023 through the expected Close of Business Combination. These term loans, as indicated herein were paid off, along with the accrued interest expense, at Close of Business Combination.

O.

Reflects the settlement of certain FLAG’s promissory notes of $660 and associated contingent interest liability of $273 recorded as of June 30, 2023, which were settled with 66,819 FLAG Founder Shares and 742,435 FLAG Private Placement Warrants.

P.	To record a deferred financing cost of $1,375 for the ELOC Commitment Fee and the corresponding issuance of Commitment Shares as defined in the ELOC Purchase Agreement.

Q.	Reflects the aggregate gross proceeds of $2,000 under the New Money PIPE Subscription Agreement ($240) and Non-Redemption Agreements ($1,760) discussed above.

R.

Reflects (1) the derivative asset of $5,380 related to Forward Purchase Agreement, pursuant to which the Sellers purchased or were issued FLAG Class A Common Stock in the aggregate equal to 1,000,000 shares. Refer to the additional details in footnote 5 below; (2) the fair value of the 200,000 incentive shares amounting to $2,000 issued to a Seller.

S.

To reverse (1) the forward purchase unit liability of $2,646 as of June 30, 2023, and (2) the change in fair value of forward purchase unit liability of $2,319 and $195 for the six months ended June 30, 2023, and year ended December 31, 2022, respectively, as Franklin has determined not to purchase forward purchase shares under forward purchase agreement in connection with the consummation of the Business Combination.

5. Forward Purchase Agreements Derivative Asset

The Forward Purchase Agreements are expected to be accounted for as a derivative asset under ASC 815 – Derivatives and Hedging.

The estimated fair value of the Forward Purchase Agreements at the closing of the Business Combination is estimated to be $5.4 million asset with a corresponding amount recorded in equity at the Closing. The estimated fair value of the Forward Purchase Agreements was determined by using a Monte Carlo simulation valuation model, using a risk-neutral Geometric Brownian Motion (GBM) to simulate potential future stock price paths based on underlying stock price over the three year period commensurate with the term of the agreements. The estimated fair value of the Forward Purchase Agreements at inception was determined using the most reliable information available. The key assumptions used in the valuation were as follows:

•

Underlying stock price: $9.18 per share of the Class A Common Stock, which reflects the estimated volume weighted average closing price of the FLAG common stock at the signing dates of the Forward Purchase Agreements with the Sellers.

•

Expected volatility: the volatility rate of 81.1% was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to Calidi’s business corresponding to the expected term of the agreements.

•	Risk-free interest rate: The risk-free interest rate of 4.6% is based on the U.S. Treasury bond rates.

•	The expected term is the 3-year term of the FPA.

•	Investor sell assumed price: $15.00 per share of the Class A Common Stock.